EXHIBIT 10.34

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT #1

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment #1 (this “Amendment”), is entered into this 19th day of February 2007 (“Amendment Date”), by and between California Institute of Technology, an educational institutional located at 1200 East California Boulevard, Pasadena, California 91125 (“Caltech”), and Allozyne Inc., a corporation located at 1616 Eastlake Ave., E. Seattle, Washington 98102.

WHEREAS, Caltech and Licensee entered into that certain Exclusive License Agreement (as amended herein, the “Agreement”) dated as of October 14, 2005 (“Agreement Date”) pursuant to which Licensee obtained an exclusive license under certain Licensed Patent Rights and Technology (as defined in the Agreement);

WHEREAS, Caltech and the Licensee desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1. General

This Amendment shall be effective as of the Amendment date.

2. Definitions

2.1 Articles I, paragraph 1.6, Improvement Patent Rights shall be redefined as follows:

“Improvement Patent Rights” means Caltech’s rights under: (a) all patents and patent applications to Improvements which have elected in writing by Licensee after timely disclosure by Caltech of such Improvements; (b) any patents issuing from the applications described in Section 1.6(a); and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals

2.2 Article I, paragraph 1.7 Improvements shall be redefined as follows:

“Improvements” means any future invention in the Field conceived and reduced to practice or otherwise developed solely in the laboratory of Prof. [*] at Caltech, solely in the laboratory of Prof. [*], or jointly between the laboratories of Profs. [*] and [*], for a period of four years from the Effective Date.

*Confidential Treatment Requested.

3. Consideration

a. In consideration for extending the term for Improvements an additional one (1) year and for other valuable considerations, Allozyne grants to Caltech 110,000 shares of Allozyne common stock in accordance with the following schedule:

Allozyne shall issue to Caltech 80,000 shares upon completion of the [*] project; and, 30,000 shares at the point that Allozyne acts on the results [*].

b. Allozyne shall make a gift payable to Caltech in three equal installments of [*] US dollars. The first payment having an Effective date of [*] and payable upon execution of this Amendment; a second payment [*] months thereafter, unless earlier terminated; and a final payment [*] months thereafter unless earlier terminated. Payment to Caltech should be sent to Corporate Relations, Attention: Director, 1200 E. California Blvd., MC 5-32, Pasadena, CA 91125 [for use by the [*] lab].

4. Agreement Otherwise in Effect. Except as set forth in this Amendment, all other provisions of the original Agreement remain unchanged. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment #1 to be duly executed and delivered in duplicate originals as of the Amendment Date.

CALIFORNIA INSTITUTE OF TECHNOLOGY (“CALTECH”)	ALLOZYNE INC.

/s/ [*]	/s/ KENNETH GRABSTEIN

*Confidential Treatment Requested.

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